HANFORD AREA ECONOMIC INVESTMENT FUND

PO Box 217 - Richland, WA 99352

September 23, 2010

IsoRay, Inc.
350 Hills St.
Suite 106
Richland, WA 99354
Attention: Brien Ragle

RE: Loan Covenant Waiver

Dear Mr. Ragle,

This letter is to advise you that at a Special committee meeting on September 23, 2010, by unanimous vote, the Hanford Area Economic Investment Fund Committee approved the waiver of the following item letters in Exhibit B of the loan covenants through June 30, 2011: ~from July 1, 2009 BE

- C. Fixed Charge Coverage not less than
  - a) 1.10 to 1 by December 31, 2006 and thereafter
- F. IsoRay will not remove any equipment purchased with the proceeds of this loan from the PECOS facility, any removal will require the reduction in loan principle equal to the equipments original cost or full repayment of the outstanding principle and accrued interest
- G. Assignment of lease and leasehold improvements, which will allow HAEIFC to take position of the production facility.
- K. Will not pay annual compensation to any Officer, Director, Manager, Salaried Employee, or Family member of any for mentioned in excess of $100,000.00 at time of application to be grandfathered. Requests for grandfathered annual compensation to be supported by individuals name, annual compensation, and position. Exceptions to annual compensation will be considered for newly hired, or replacement employees on a case by case basis.
- L. Will pay no dividend to common and/or preferred stockholders and/or bonuses to Employees as an aggregated total that exceeds 30% of prior year's net income as expressed by generally acceptable accounting principles and reported on the companies prior years audited financial statement during the term of this loan. This covenant will become effective on June 30, 2010.

All other terms, conditions, and covenants of IsoRay, Inc. loan are to remain in full force and effect.

Sincerely,

LoAnn Ayers
Chair
Hanford Area Economic Investment Fund Committee

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